                             CONSTELLATION 3D, INC.





                          SECURITIES PURCHASE AGREEMENT


                                 March 23, 2000

                          SECURITIES PURCHASE AGREEMENT


     THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made as of the 23rd day of March, by and between Constellation 3D, Inc., a Florida corporation (the "Company"), and the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor."

                      THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Purchase and Sale of Stock.

          1.1 Issuance and Sale of 10% Subordinated Convertible Debenture.

               (a) Subject to the terms and conditions of this Agreement, each Investor severally and not jointly agrees to purchase at the Closing and the Company agrees to issue and sell to each Investor at the Closing, that principal amount of the Company's 10% Subordinated Convertible Debenture ("Debenture" or, collectively, the "Debentures") at the purchase price set forth opposite each Investor's name on Schedule A hereto. The Company's sale of the Debentures to each Investor is a separate sale.

          1.2 Closing.

               (a) The initial purchase and sale of the Debentures (the "Initial Closing") shall take place at the offices of Littman Krooks Roth & Ball P.C., 655 Third Avenue, New York New York 10017, at 9:00 a.m., on March 24, 2000, or at such other time and place as the Company and the Investors mutually agree upon orally or in writing. For purposes of this Agreement, the term "Closing," unless otherwise indicated, refers to the applicable closing of the Initial Closing or the Subsequent Closing(s), as the case may be.

               (b) At the Closing, the Company shall deliver to each Investor, as applicable, a certificate representing the aggregate principal amount of the Debentures to be purchased by such Investor as specified on Schedule A hereto, against payment of the purchase price therefor, by check or wire transfer payable to the Company, or cancellation of Company indebtedness.

          2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor, except as set forth on a Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit A (the Schedule of Exceptions), the following:

     2.1 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity except as set forth in Exhibit A or as disclosed in the SEC Reports (as hereinafter defined) (each, a "Subsidiary" and collectively, the "Subsidiaries"). Unless the context requires otherwise, all references herein to the "Company" shall refer to the Company and its Subsidiaries. The Company is not a party to any joint venture, partnership, or similar arrangement.

     2.2 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to carry on its business as now conducted. The Subsidiaries are duly organized in their respective jurisdictions of organization, validly existing and in good standing in such respective jurisdictions and each has the power and authority to carry on its respective business as now conducted. The Company and the Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the Company's business or properties.

     2.3 Capitalization and Voting Rights. The number of authorized, issued and outstanding capital stock of the Company is set forth in Exhibit A. Except as disclosed in Exhibit A, no securities of the Company or any Subsidiary are entitled to preemptive or similar rights, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents (defined hereinafter). Except as disclosed in Exhibit A, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, except as a result of the purchase and sale of the Securities, or rights or obligations convertible into or exchangeable for, or giving any Person (as defined below) any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Reports (as defined below) or Exhibit A, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or has the right to acquire by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the Common Stock. A "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

     2.4 Authorization. All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and the Registration Rights Agreement (the "Transaction Documents"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance), and delivery of the Debentures being sold hereunder, and the Common Stock issuable upon conversion of the Debentures, has been taken or will be taken prior to the Closing, and the Transaction Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditorS' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state laws.

     2.5 Valid Issuance of Debentures and Common Stock.

          (a) The Debentures being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms hereof for the consideration provided for herein, will be duly and validly issued, and, based in part upon the representations of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Debentures purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Debentures, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Debentures hereunder.

          (b) All outstanding shares of Common Stock of the Company are duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

     2.6 Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Agreement and the Ancillary Agreements, other than (i) the application(s) to the Nasdaq National Market ("NASDAQ") for the listing of the shares of Common Stock issuable upon conversion of the Debentures with the NASDAQ (and with any other national securities exchange of market on which the Common Stock is then listed), (ii) applicable Blue Sky filings, and (iii) in all other cases where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration could not have or result in, individually or in the aggregate, a material adverse effect on the results or operations of the Company and its Subsidiaries taken as a whole ("Material Adverse Effect").

     2.7 Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Company, currently threatened against the Company which questions the validity of this Agreement or the Ancillary Agreements, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs, or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending or which the Company intends to initiate.

     2.8 Patents and Trademarks. The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, inventions, proprietary rights, and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business would violate any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets, or other proprietary rights of any other person or entity. The Company is not aware that any of its employees, officers, or consultants are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's, officer's, or consultant's commercially reasonable efforts to promote the interests of the

Company or that would conflict with the Company's business as conducted. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees, officers or consultants are now obligated.

     2.9 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws or, to its knowledge, of any instrument, judgment, order, writ, decree, mortgage, indenture, lease, license or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal, state, or local statute, rule, or regulation applicable to the Company. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

     2.10 Agreements.

          (a) Except as set forth in the Disclosure Materials (defined hereinafter), or for agreements explicitly contemplated hereby and by the Transaction Documents, the Company is a party to no material agreements, understandings, or proposed transactions.

     2.11 Permits. The Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     2.12 Compliance with Laws. The conduct of business by the Company and each Subsidiary as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States or any other jurisdiction wherein the Company or any Subsidiary conducts or proposes to conduct such business, except such regulation as is applicable to commercial enterprises generally. Neither the Company nor any of the Subsidiaries has received any notice of any violation of or noncompliance with, any Federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, Federal securities laws, equal employment opportunity, consumer protection, credit reporting, "truth-in-lending", and warranties and trade practices) applicable to its business or to the business of any Subsidiary, the violation of, or noncompliance with, which would have a materially adverse effect on either the Company's business or operations, or that of any Subsidiary, and the Company knows of no facts or set of circumstances which would give rise to such a notice.

     2.13 Manufacturing and Marketing Rights. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market, or sell its products.

     2.14 Disclosure. Neither this Agreement nor the Ancillary Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     2.15 Registration Rights. Except as disclosed on Exhibit A and as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

     2.16 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans, pledges, security interests, claims, equitable interests, charges, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances.

     2.17 Financial Statements. The Company has delivered to each Investor its audited financial statements (balance sheet and profit and loss statement, statement of shareholder's equity and statement of cash flows including notes thereto) at December 31, 1998 and December 31, 1999 and for the fiscal years then-ended and its unaudited financial statements (balance sheet and profit and loss statement, statement of shareholder's equity and statement of cash flows including notes thereto) at February 29, 2000 and for the two month period then-ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person firm, corporation or other entity, and the Company has not assumed or otherwise become directly or contingently liable on any indebtedness of any other person.

     2.18 Changes. Since December 31, 1999 there has not been any material adverse change in the business or prospects of the Company and its Subsidiaries taken as a whole.

     2.19 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security of 1974.

     2.20 Tax Returns, Payments, and Elections. The Company has timely filed all tax returns and reports as required by law, and all such returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, if any, except those contested by it in good faith which are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code.

     2.21 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and the Company has insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

     2.22 Minute Books. The minute books of the Company provided to the Investors contain a complete summary of all meetings and actions of the Company's Board of Directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     2.23 Labor Agreements and Actions. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general legal principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company, with or without cause.

     2.24 SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13 (a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Reports" and, together with the Schedule of Exceptions to this Agreement the "Disclosure Materials") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or to which the property or assets of the Company are subject have been filed as exhibits to the SEC Reports to the extent required. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as set forth on Exhibit A or except as specifically disclosed in the SEC Reports, since December 31, 1999 (a) there has been no event, occurrence or development that has had or that could reasonably be expected to have or result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) other than (x) liabilities incurred in the ordinary course of business consistent with past practice and (y) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (c) the Company has not altered its method of accounting or the identity of its auditors and (d) the Company has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing Company stock or stock option plans) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

     3. Representations and Warranties of the Investors. Each Investor hereby severally and not jointly represents and warrants that:

          3.1 Authorization. The Transaction Documents constitute valid and legally binding obligations of such Investor enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable federal or state laws.

          3.2 Purchase Entirely for Own Account. The Debentures to be purchased by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to any person with respect to any of the Securities. Investor represents that it has full power and authority to enter into this Agreement.

          3.3 Disclosure of Information. Investor acknowledges that it has received all the information that it has requested relating to the purchase of the Debentures. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Debentures. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

          3.4 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Debentures. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Debentures.

          3.5 Accredited Investor. Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the "SEC"), as presently in effect.

          3.6 Restricted Securities. Investor understands that the Debentures that it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          3.7 Legends. It is understood that the certificates evidencing the Debentures (and the Common Stock issuable upon conversion thereof) may bear one or all of the following legends:

          "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Company."

     4. Conditions of Investor's Obligations at Closing. The obligations of each Investor under subsection 1.1(a) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

          4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          4.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3 Compliance Certificate. The President of the Company shall deliver to each Investor at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there has been no adverse change in the business, affairs, prospects, operations, properties, assets, or condition of the Company since December 31, 1999.

          4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and their counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          4.5 Opinion of Company Counsel. Each Investor shall have received from Blank Rome Comisky & McCauley LLP, an opinion, dated as of the Closing, in form attached hereto as Exhibit B.

          4.6 Ancillary Agreements. The Company and each Investor shall have entered into the Registration Rights Agreement dated of even date herewith, a form of which is attached hereto as Exhibit C (the "Registration Rights Agreement").

          4.7 Good Standing Certificates. The Company and the Subsidiaries shall have delivered to the Investors, dated as of a date within five business days of the Closing, certificates issued by the proper authorities in each of their respective jurisdictions of organization to the effect that each of them is legally existing and in good standing.

          4.8 Secretary's Certificate. The Company shall have delivered to the Investors a certificate executed by the Secretary of the Company dated as of the Closing certifying the following matters: (a) the resolutions adopted by the Company's Board of Directors and shareholders relating to the transactions contemplated by this Agreement; (b) the Articles of Incorporation and Bylaws of the Company; and (c) such other matters as special counsel may reasonably request.

          4.9 Debenture. The Company shall have delivered to each Investor a debenture certificate for aggregate principal amount of Debentures set forth opposite such Investor's name on Schedule A hereto.

          4.10 Sale of Debentures. A minimum aggregate principal amount of $4,000,000 of Debentures shall be purchased by the Investors for a minimum aggregate purchase price of $4,000,000.

          4.11 Sands Brothers. The Company shall pay Sands Brothers & Co., Ltd. all commissions, fees and warrants due as set forth in that certain placement agency agreement dated December 1, 1999, as amended December 22, 1999 and March 7, 2000.

     5. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before any Closing of each of the following conditions by that Investor:

          5.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 shall be true on and as of such Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

          5.2 Payment of Purchase Price. Each Investor shall have delivered the purchase price specified in Section 1.2.

          5.3 Registration Rights Agreement. The Company and each Investor shall have entered into the Registration Rights Agreement.

          5.4 Sale of Debentures. A minimum aggregate principal amount of $4,000,000 of Debentures shall be purchased by the Investors for a minimum aggregate purchase price of $4,000,000.

     6. Miscellaneous.

          6.1 Survival of Warranties. The warranties, representations, and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

          6.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Debentures sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. The Company
(1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and
(3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

          6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five (5) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          6.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' or brokers' fee or commission in connection with this transaction, except for commissions, fees and other compensation due to Sands Brothers & Co., Ltd.

          6.8 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of the Transaction Documents the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

          6.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Debentures sold and issued pursuant to this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

          6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          6.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                                      Constellation 3D, Inc.


                                              By:/s/ Eugene Levich
                                                --------------------------------


                                              Address: 230 Park Avenue

                                                       Suite 453

                                                       New York, New York 10169






                 SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

INVESTORS:

Sands Brothers Venture Capital LLC

By: SB Venture Capital Management LLC


By: /s/ Martin S. Sands
    ----------------------------------
       Martin S. Sands, Manager


















                 SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

                                   SCHEDULE A
                                   ----------


            Schedule of Investors -- Initial Closing (March 24, 2000)


                                                     Aggregate          Total
                                                 Principal Amount    No. Shares
                                                   of Debentures     Convertible
                                                   -------------     -----------
Sands Brothers Venture Capital Associates LLC       $4,000,000        226,629







  Total                                             $4,000,000

                                    EXHIBIT A

                             Schedule of Exceptions


The sections referenced herein correspond to the sections of the Agreement. Unless the context otherwise requires, all capitalized terms used herein shall have the meanings as set forth in the Agreement.

Section 2.1 Subsidiaries.

                 In addition to the subsidiaries set forth in the SEC Reports, the Company owns 100% of Constellation 3D Trust L.L.C., which is inactive.

Section 2.2 Capitalization and Voting Rights.

                 As of March 24, 2000 (i) there were 46,501,609 shares of Common Stock issued and outstanding; (ii) the Company has issued no additional capital stock; (iii) no shareholder is entitled to preemptive or similar rights; (iv) each of the 8.0% Series B Convertible Note due October 31, 2001 in principal amount of $500,000 (the "Series B Note") and the 8.0% Series C Convertible Note due October 31, 2001 in principal amount of $1,600,000 (the "Series C Note") are convertible into shares of Common Stock; (v) General Itzhak Yaakov and Michael Goldberg hold options to purchase 100,000 and 75,000 shares of Common Stock, respectively, each at an exercise price of $4.00 per share; and (vi) Moorwood Investment Limited holds warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $10.00 per share.

Section 2.10 Registration Rights.

                 The Company has granted registration rights to the holders of the Series B and Series C Notes and to MBA-on-Demand, L.L.C. (2,500 shares of Common Stock; piggyback only).

                                    EXHIBIT B

                  Opinion of Blank Rome Comisky & McCauley LLP

                                    EXHIBIT C

                          Registration Rights Agreement